Exhibit 99.1

Release No. 0205-08      FOR IMMEDIATE RELEASE
Feb. 18, 2005

RAYMOND JAMES FINANCIAL BOARD
DECLARES QUARTERLY DIVIDEND,

ST. PETERSBURG, Fla. - The Raymond James Financial Board of Directors Friday authorized a quarterly cash dividend on its common shares of $.08 per share, payable April 13 to shareholders of record March 29.
This is the 19th consecutive year in which Raymond James has paid its shareholders a dividend.
Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three wholly owned broker/dealers, Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd. have more than 5,000 financial advisors serving 1.3 million accounts in 2,100 locations throughout the United States, Canada and overseas. In addition, total client assets are approximately $134 billion, of which are approximately $25 billion are managed by the firm’s asset management subsidiaries.

For more information, please contact Tracey Bustamante at 727-567-2824.
Please visit the Raymond James Press Center at raymondjames.com/media.